Exhibit 10.20

July 29, 2010

Dr. Barry Karlin

120 Atherton Avenue

Atherton, California 94027

Dear Barry,

I write to address how your services for CRC Health Group, Inc., a Delaware corporation (the “Company”) and its subsidiary, CRC Health Corporation, a Delaware corporation (“OpCo”), might be transitioned to a non-executive role as a director and Chairman of the Boards of Directors of the Company and OpCo (the “Board”). Both the Company and OpCo agree with you that this modification of your services will continue to allow the Company and OpCo to maximize the benefit to be derived from your experience and expertise.

You, the Company and OpCo have agreed that, following August 2, 2010 (the “Transition Date”), you will continue to serve the Company and OpCo as a director (member of the Board) and as non-executive Chairman of the Board, and will continue to serve as Chief Executive Officer (“CEO”) during this transition period, on and subject to the terms set forth herein. The purpose of this letter agreement (the “Agreement”) is to confirm the arrangements between and among you, the Company and OpCo concerning the terms of your continued relationship with the Company and OpCo following the Transition Date, as follows:

1. Transition Period. From the date first written above until the Transition Date, your service as Chairman and Chief Executive Officer of the Company and OpCo shall continue to be governed by the terms contained in the Employment Agreement made and entered into by you, the Company and OpCo effective as of February 6, 2006 (the “Employment Agreement”). Notwithstanding the foregoing, you acknowledge and agree that the changes in your duties, responsibilities and remuneration contemplated by this Agreement for the period from and after the Transition Date, and any related changes in your duties, responsibilities and remuneration during the period from the date hereof through the Transition Date, shall not constitute Good Reason as that term is defined in Section 7(c) of the Employment Agreement. Your right to receive the benefits under this Agreement is expressly conditioned upon your continued compliance with your obligations under the Employment Agreement through the Transition Date. Immediately following the Transition Date, the Employment Agreement shall be of no further force and effect (except as expressly provided herein ), and your continued relationship with the Company shall be governed by the terms of this Agreement.

2. Resignation.

(a) Effective as of the Transition Date, you hereby resign your employment with the Company and OpCo and all other positions, offices and directorships with the Company and OpCo, save only your position as a director and as Chairman of the Boards thereof and, subject to Section 3 below, your position as CEO. This resignation shall be irrevocable as of the effective date of this Agreement. You acknowledge and agree that you will not be entitled to any severance or termination pay or benefits under Section 7 of the Employment Agreement in respect of or related to such resignation.

(b) On the Transition Date, the Company will pay you: (i) your base salary earned through the Transition Date and (ii) pay, at the rate of your current base salary, for the vacation time you have earned but not used as of the Transition Date, as reflected on the books of the Company.

(c) Subject to your compliance with Section 2(d) below, you shall receive (i) seven-twelfths ( 7/12) of your 2010 incentive bonus (“2010 Pro-Rated Bonus”), calculated in accordance with the formula set forth in § 4 of your Employment Agreement (as previously modified by the Board to reflect an EBITDA budget floor of 95%) but remaining subject to the discretion of the Board, and calculated with respect to your Base Salary before the Transition Date. The 2010 Pro-Rated Bonus shall be paid at the time when 2010 bonuses are paid to other executives of the Company (but in all events not later than December 31, 2011); and, (ii) a lump sum payment in the amount of One Million Eight Hundred Ninety Thousand Dollars ($1,890,000), payable on the date that is sixty (60) days following the Transition Date.

(d) Within 21 days following the Transition Date, you will execute the Release Agreement attached hereto as Exhibit A. Your right to receive the compensation and benefits provided under this Agreement (other than those provided under Section 2(b) hereof) is expressly conditioned on your fulfillment of your obligations under this Agreement and on your signing and not timely revoking such Release Agreement prior to the date prescribed for payment.

(e) All payments made by the Company or OpCo under this Section 2 shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

3. Continued Service as Chief Executive Officer, Director and as Chairman of the Board.

(a) You will continue to serve as CEO of the Company until the earliest of (i) December 31, 2010, (ii) the date the Company engages a new CEO; and, (iii) the date the Board removes you from the position of CEO. As agreed between you and the Company, an operating committee will be established to assume the day-to-day responsibilities of running the Company. You will continue to perform such CEO-related duties and functions as are expressly delegated by the Board and shall perform those duties and functions, and generally fulfill your obligations, subject to such direction and limitations as the Board or its delegates may determine notwithstanding the by-laws of OpCo or the Company.

(b) During the period commencing on the Transition Date and ending upon the termination of your service pursuant to Section 11 hereof (such period, the “Term”), you will serve OpCo and the Company as a director and, for so long as the Board appoints you to such positions, as non-executive Chairman of the Board. During the Term, you will perform those duties and functions customarily performed by a director and, so long as you serve as such, non-executive chairman of a board of directors. In addition, and for no additional compensation, you shall perform services on behalf of OpCo and the Company on such projects and terms as may be specified from time to time by the Board and as are reasonably acceptable to you. During the Term, you may provide services to Persons other than the Company and OpCo, provided that such services do not, individually or in the aggregate, interfere with the performance of your duties under this Agreement and are not in conflict with the business interests of the Company or OpCo or otherwise violate Sections 13, 14, 15 or 16 of this Agreement. For the avoidance of doubt, subject to the immediately preceding sentence, you may work or consult for any entity which does not compete with the business of the Company or OpCo and all payments and benefits required to be made or provided to you under this Agreement shall be made and provided to you pursuant to this Agreement without regard to the salary, consulting fees, equity and/or benefits you receive from such work or consultation.

4. Compensation. During the Term, and as full compensation for all services performed by you on behalf of OpCo and the Company, OpCo will provide you the following benefits:

(a) During the Term, you and your eligible dependents will continue to participate in OpCo’s medical and vision plans at the same levels as you and your eligible dependents participated under the Employment Agreement; provided, however, that you will be responsible for paying (by payment to OpCo) all premiums for such coverage. OpCo will pay to you each month within the Term, within ten (10) days after the first day of each such month, an amount (the “Medical Insurance Amount”) which, after reduction for taxes (determined, in the case of income taxes, using the maximum marginal federal and, if applicable, maximum marginal state income tax rates), equals the monthly premium for such month for family health and vision plan coverage.

(b) OpCo will pay to you each year within the Term, within thirty (30) days following September 1st of the applicable year, an amount which, after reduction for taxes (determined, in the case of income taxes, using the maximum marginal federal and, if applicable, state income tax rates), equals One Thousand Two Hundred Forty Eight Dollars ($1,248).

(c) OpCo shall promptly pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties hereunder during the Term, following submission of satisfactory documentation in accordance with the Company’s then regular procedures for substantiation of expenses. Any reimbursement under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d) OpCo shall provide you, at OpCo’s expense, with (i) adequate administrative support consistent with your duties as a director and/or as Chairman of the Board, (ii) use of an OpCo-owned blackberry and personal computer, and (iii) a data service plan for the blackberry and standard OpCo maintenance support for the blackberry and personal computer.

(e) OpCo shall reimburse your reasonable attorneys’ fees incurred in negotiating and documenting this Agreement to a maximum of Ten Thousand Dollars ($10,0000), subject to receipt of reasonable substantiation and documentation of such attorneys’ fees by OpCo within fifty (50) days of the date of this Agreement. Any such reimbursement shall be paid to you within fourteen (14) days of proper substantiation and documentation in accordance with the preceding sentence.

5. Stock Options.

(a) Except as expressly provided herein, the Sixty One Thousand Five Hundred and Fifty-Four and  993/1000 (61,554.993) options that you rolled over pursuant to that certain 2006 Executive Incentive Plan effective as of February 6, 2006 (the “Executive Incentive Plan”) (the “Rollover Options”) and the One Hundred Sixty-Nine Thousand One Hundred and Seventy-Two (169,172) options that were granted to you pursuant to the Equity Incentive Plan and designated Tranche 1 Options, Tranche 2 Options and Tranche 3 Options (the “Management Equity Options”) shall continue to be governed by the terms of the Executive Incentive Plan, as it may be amended from time to time, the Substitute Option Certificate or the Amended and Restated Senior Executive Option Certificate, as applicable, and the other equity-related agreements referenced therein.

(b) Effective as of the Transition Date, you will be fully vested in the Sixty One Thousand Five Hundred and Fifty-Four and  993/1000 (61,554.993) Rollover Options, Forty-Nine Thousand Two Hundred and Sixty-Nine (49,269) Tranche 1 Options, and Five Thousand Nine Hundred Thirty-Eight (5,938) Tranche 3 Options under the Equity Incentive Plan.

(c) Effective as of the Transition Date, Eighteen Thousand Four Hundred (18,400) Tranche 1 Options (the “Transition Options”) will become subject to time-based vesting restrictions. Specifically, the Transition Options shall vest and become exercisable over a period of 4 years, with Four Thousand Six Hundred (4,600) Transition Options vesting on each of August 2, 2011, August 2, 2012, August 2, 2013, and August 2, 2014, provided that if the Term is earlier terminated for any reason, such vesting will cease and all unvested Transition Options will be forfeited.

(d) Effective as of the Transition Date, you will forfeit Sixteen Thousand Nine Hundred and Seventeen (16,917) unvested Tranche 1 Options, the Forty-Two Thousand Two Hundred and Ninety-Three (42,293) unvested Tranche 2 Options, and Thirty-Six

Thousand Three Hundred and Fifty-Five (36,355) unvested Tranche 3 Options granted under the Equity Incentive Plan.

(e) For the avoidance of doubt, your services under this Agreement shall constitute “Employment” for purposes of the Equity Incentive Plan and such Employment shall continue until the earlier of the end of the Term or August 2, 2014; provided, however, that in no event may Rollover Options or Management Equity Options be exercised after the Final Exercise Date (as defined in the applicable option certificate).

(f) On or around August 2, 2014, the Company and OpCo agree to meet with you to reevaluate the treatment of your equity following such date (with such reevaluation, conducted by the Board in its discretion, to take into account your then current role and relationship with the Company and OpCo).

(g) Until the earlier of the end of the Term or August 2, 2014, and provided that you fully comply with your obligations under Sections 13, 14, 15 and 16 of this Agreement, the Company, OpCo and Bain Capital, LLC (“Bain”) covenant and agree not to exercise their rights under Section 5.1 (entitled, “Options To Purchase Management Shares”) of the Amended and Restated Stockholders Agreement, originally dated February 6, 2006 and amended and restated as of August 13, 2008 (“Stockholders Agreement”) (the “Call Right Suspension”).

6. No Eligibility for Other Benefits; Paid Time Off.

(a) Except as expressly set forth in this Agreement, you acknowledge and agree that, after the Transition Date, neither you nor any member of your family nor any other person claiming through you shall be eligible to participate in or receive benefits under any of the employee benefit plans, programs or arrangements maintained by OpCo, the Company or any of their Affiliates as a result of your service under this Agreement; and neither you nor any person claiming through you shall be eligible to participate in any bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or in equity, maintained by OpCo, the Company or any of their Affiliates, as a result of your performance hereunder (all of the foregoing benefit and compensation plans, programs and arrangements, hereafter, collectively, the “Plans”). You shall not be eligible for paid holidays, vacation or other paid time off during the Term.

(b) You hereby irrevocably waive any and all rights to participate in, or receive benefits under, any of the Plans after the Transition Date, excluding only any rights (1) you and your eligible dependents may have to continue to participate in OpCo’s medical and vision plans during the Term pursuant to Section 4(a), or following the expiration of the Term pursuant to Section 12; (2) you or any of your eligible dependents may have to participate at your or their cost in OpCo’s medical, dental and vision plans during and/or following the expiration of the Term through the federal law commonly known as “COBRA”; and, (3) in and to all vested benefits and balances in your 401(k) retirement plan, including without limitation, your right to rollover the balance in your 401(k) plan in accordance with applicable plan terms. Excluding only claims arising under OpCo’s health and vision plans and 401(k) retirement plan, you further agree not to make a claim under any of the Plans and you agree to indemnify and hold harmless the Company, OpCo and the Plans and all of those connected with them from any liability of any kind in any way arising out of or connected with any such claim by you or by any dependent or other individual claiming through you.

7. Limitations on Authority. After the Transition Date, you acknowledge and agree that, except as expressly approved by the Board pursuant to Section 3(a), you shall have no right, power or authority to bind the Company or OpCo to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company or OpCo at any time during the Term or thereafter and you shall make no attempt to do so. The Company and OpCo will not be responsible for any expenses or liabilities incurred by you, other than business expenses subject to reimbursement in accordance with Section 4(c) above.

8. Relationship of the Parties. You, the Company and OpCo acknowledge and agree that, following the Transition Date, you will be an independent contractor in respect of the performance of services under this Agreement, and that nothing contained in this Agreement is intended to create an employment relationship, partnership or joint venture between the Company or OpCo on the one hand, and you on the other, with respect to the time period following the Transition Date.

9. Taxes. As an independent contractor, you shall be solely responsible for your own unemployment insurance and for the payment of any and all federal, state, and local income taxes, social security and Medicare taxes and other legally-required payments on any sums, other than the sums set forth in Section 2 of this Agreement, received from OpCo or the Company under this Agreement. You agree to indemnify and hold harmless the Company, OpCo and their respective shareholders, directors, officers, employees, affiliates, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing as a result of your failure to meet your personal taxation obligations hereunder.

10. Insurance and Indemnification.

(a) You acknowledge that, other than directors and officers liability insurance, or as expressly provided herein, neither the Company nor OpCo maintains any insurance on your behalf, and that it is your sole responsibility to obtain and keep in force such insurance as you determine appropriate. You assume all risk in connection with the adequacy of any and all such insurance that you elect to obtain. Notwithstanding any other term in this Agreement, you shall continue to be a named insured on all directors and officers liability insurance policies relating to the Company and OpCo for acts or omissions occurring during and before the Term and you and your qualifying dependants shall continue to receive medical and vision benefits (and insurance) as set forth in this Agreement. Notwithstanding any other term in this Agreement, the Company and OpCo shall indemnify you to the fullest extent provided for in the Bylaws and/or Articles of Incorporation (and/or Certificates of Incorporation) of the Company and/or OpCo and/or any of their subsidiaries or other Affiliates and to the fullest extend provided in the Indemnity Agreement, dated as of February 8, 2002, between you and CRC Holding Corporation.

(b) During the Term, OpCo shall maintain comprehensive general and professional liability insurance coverage for you. The insurance shall cover liabilities arising out of acts or omissions occurring in the course and scope of your performance of services hereunder. You shall remain solely responsible for procuring adequate insurance covering liabilities arising out of acts or omissions other than within the course and scope of your performance of services hereunder.

11. Termination. Your service under this Agreement following the Transition Date shall continue until terminated pursuant to this Section 11.

(a) Your service hereunder shall terminate at the expiration of the Term on August 2, 2014.

(b) The Company may earlier terminate your service as CEO, a director and/or as Chairman of the Board for Cause (as defined below), upon notice to you setting forth in reasonable detail the nature of the Cause.

(c) The Company may earlier terminate your service as CEO, a director and/or as Chairman of the Board, at any time other than for Cause upon notice to you.

(d) You may earlier terminate your service as CEO, a director and/or as Chairman of the Board at any time upon sixty (60) days’ notice to the Company. The Company may, in its sole discretion, elect to waive such notice period or any portion thereof.

(e) Your service hereunder will terminate automatically in the event of your death or in the event that you become disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, are unable to perform substantially all of your duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred eighty (180) days during any period of three hundred and sixty-five consecutive calendar days (a “Disability”). If any question shall arise as to whether during any period you have a Disability, you may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom you or your duly appointed guardian, if any, have no reasonable objection to determine whether you have a Disability and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and you shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on you.

12. Effect of Termination.

(a) Upon any termination of your service as both a director and as Chairman of the Board, you will be entitled to receive any business expenses reasonably incurred by you but un-reimbursed as of the date of termination of service, provided such expenses and required substantiation and documentation are submitted within fifteen (15) days following the date of termination of service (“Final Compensation”). Final Compensation shall be paid to you in accordance with Section 4(c) of this Agreement, and as applicable, applicable law, plan terms or the Company’s generally-applicable expense reimbursement policy, but in no event later than sixty (60) days following the date of termination of service. Upon any termination of your service as both a director and as Chairman of the Board, all unvested Transition Options shall be forfeited and, unless Section 12(b) hereof applies, the Rollover Options and Management Equity Options shall be governed by the terms of the Executive Incentive Plan, as it may be amended from time to time, the Substitute Option Certificate or the Amended and Restated Senior Executive Option Certificate, as applicable, and the other equity-related agreements referenced therein.

(b) In the event that your service as a director is terminated by the Company or OpCo, without Cause, in an involuntary “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (a “Separation”), then, in addition to any Final Compensation which you are due under Section 12(a) hereof, (i) if such Separation occurs prior to August 2, 2014, and you have timely elected coverage under COBRA by signing and returning the COBRA election, for any period until the earlier of (x) August 2, 2014 or (y) eighteen (18) months after the date of the Separation that you remain eligible for coverage under COBRA, OpCo will continue to pay to you each month, within ten (10) days after the first day of each such month, the Medical Insurance Amount (providing you have not been reimbursed for the Medical Insurance Amount by any third party), (ii) if such Separation occurs prior to August 2, 2014, Four Thousand Six Hundred (4,600) Transition Options shall, to the extent not already vested, immediately vest and become exercisable and, (iii) in addition to the exercise periods and rights set forth in the applicable option governing documents, until August 2, 2014, you shall retain the right to exercise any and all vested options (in one or more option exercises) granted to you under the Equity Incentive Plan, including without limitation, the Rollover Option and Management Equity Option and the Call Right Suspension shall continue to apply, unless and to the extent the right to exercise such options is modified in accordance with the terms of the applicable plan pertaining to the treatment of options in connection with a liquidation of the corporation, a merger or sale of the corporation, or similar event or the Final Exercise Date (as defined in the applicable option certificate) is earlier (all of the foregoing, the “Severance Benefits”). OpCo’s obligation to provide you with the Severance Benefits is expressly conditioned on your continued compliance with your obligations under Sections 13, 14, 15 and 16 of this Agreement, and on your signing and returning to the Company (without revoking) a timely and effective release of claims, substantially in the form attached as Exhibit B, by the deadline specified therein, which in all events shall be no later than the sixtieth (60th) calendar day following the date of the Separation (any such release submitted by such deadline, the “Release of Claims”).

(c) Upon any Separation as a director by reason of your Disability, then in addition to the Final Compensation which you or your estate is due under Section 12(a) hereof, if such Separation occurs prior to August 2, 2014, and you have timely elected coverage under COBRA by signing and returning the COBRA election, for any period until the earlier of (x) August 2, 2014 or (y) eighteen (18) months after your Separation date that you remain eligible for coverage under COBRA, OpCo will continue to pay to you each month, within ten (10) days after the first day of each such month, the Medical Insurance Amount (providing you have not been reimbursed for the Medical Insurance Amount by any third party) (the “Disability Benefits”). OpCo’s obligation to provide you with the Disability Benefits is expressly conditioned on your continued compliance with your obligations under Sections 13, 14, 15 and 16 of this Agreement, and on your signing and returning to the Company (without revoking) a timely and effective Release of Claims.

13. Confidential Information.

(a) You acknowledge that the Company, OpCo and their Affiliates continually develop Confidential Information, that you have developed Confidential Information for the Company, OpCo and their Affiliates and will continue to do so, and that you have learned of and will continue to learn of Confidential Information during the course of your service hereunder. You will comply with the policies and procedures of the Company, OpCo and their Affiliates for protecting Confidential Information, and will not disclose to any Person or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company, OpCo and their Affiliates, any Confidential Information obtained by you incident to your prior employment, your service or your association with the Company or any of its Affiliates; provided you may divulge any Confidential Information that may be required by law and may disclose such information to your personal advisors for purposes of enforcing or interpreting this Agreement. You understand that this restriction shall continue to apply after your service hereunder terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 13 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of you or any other Person having an obligation of confidentiality to the Company, OpCo or any of their Affiliates. Following termination of your service hereunder, you will not communicate or divulge any Confidential Information without the Company or OpCo’s prior written consent, other than as may otherwise be required by law or legal process.

(b) All documents, records, tapes and other media of every kind and description relating to the business of the Company, OpCo or their Affiliates and any copies or derivations, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company, OpCo and their Affiliates. You will surrender to the Company or OpCo, as appropriate, at the time your service hereunder terminates all property of the Company and OpCo, including without limitation all Documents containing Confidential Information then in your possession.

(c) You will not disclose to or use on behalf of the Company or OpCo any proprietary information of a third party without such party’s consent.

14. Non-Disparagement. From the date hereof, and during any period of service with the Company, OpCo or their Affiliates and at any time thereafter, you will not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, OpCo, Bain Capital, LLC or any of their respective Affiliates, or any products or services offered by any of these entities; nor shall you engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company, OpCo, Bain Capital, LLC or any of their respective Affiliates, the reputation of Company or OpCo products, or the marketing of Company or OpCo products, in each case except to the extent required by law, and then only after consultation with the Company and OpCo to the earliest and greatest extent possible.

15. Assignment of Rights to Intellectual Property. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property developed during the term of your service hereunder. Subject to the foregoing, you agree to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and, at the Company or OpCo’s cost, to do such other acts as may be requested by the Company or OpCo to assign the Intellectual Property so developed to the Company or OpCo and, at the Company or OpCo’s cost, to permit the Company and OpCo to enforce any patents, copyrights and other proprietary rights to the Intellectual Property. You will not charge the Company or OpCo for time spent in complying with these obligations. All copyrightable works that you create, including without limitation computer programs and documentation, will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company or OpCo.

16. Restricted Activities. You agree that some restrictions on your activities during and after your service hereunder are necessary to protect the good will, Confidential Information and other legitimate interests of the Company, OpCo and their Affiliates:

(a) While you serve as either a director or as Chairman of the Board or as both, and for eighteen (18) months after the date on which your service in both positions has terminated (the “Restricted Period”), you shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which competes with (i) any chemical or alcohol dependency treatment business or (ii) any business pertaining to behavioral health in which the Company, OpCo or their Affiliates was, or had documented plans to become, materially involved during your tenure with the Company or OpCo, in each case in any jurisdiction in which the Company, OpCo or any of their Affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which you have knowledge at the time of the termination of your service to the Company and OpCo. Notwithstanding anything herein to the contrary, the foregoing shall not prevent you from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

(b) Acknowledging the strong interest of the Company, OpCo and their Affiliates in an undisrupted workplace, during the Restricted Period, you shall not, and shall not assist any Person to, (a) hire or solicit for hiring any employee or former employee of the Company, OpCo or their Affiliates or seek to persuade any employee of the Company, OpCo or their Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company, OpCo or their Affiliates to terminate or diminish its relationship with the Company, OpCo or their Affiliates.

(c) You acknowledge that your access to Confidential Information and to the Company’s, OpCo’s and their Affiliates’ referral sources and customers, and your development of goodwill on behalf of the Company, OpCo and their Affiliates with their referral sources and customers during your employment and subsequent service as a director and Chairman of the Board, would give you an unfair competitive advantage were you to begin competing with the Company, OpCo or their Affiliates for their existing referral sources and customers, and that you are therefore being granted access to Confidential Information and to the referral sources and customers of the Company, OpCo and their Affiliates in reliance on your agreement hereunder. You therefore agree that, during the Restricted Period, you will not solicit or encourage any referral source or customer of the Company, OpCo or their Affiliates to terminate or diminish its relationship with the Company, OpCo or their Affiliates, and you will not seek to persuade any such referral source or customer to conduct with any Person any business or activity which such referral source or customer conducts or could conduct with the Company, OpCo or their Affiliates; provided, however, these restrictions shall apply only with respect to those Persons who are referral sources or customers of the Company, OpCo or their Affiliates at any time during your employment or service as a director or Chairman of the Board or whose business has been solicited on behalf of the Company or OpCo by any of their employees or agents, other than by form letter, blanket mailing or published advertisement, within one year prior to the date your service to the Company and OpCo ends.

17. Enforcement of Covenants. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 13, 14, 15 and 16 hereof. You agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You further acknowledge that, were you to breach any of the covenants contained in Sections 13, 14, 15 and 16 hereof, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants, without having to post bond, as well as to its reasonable attorneys’ fees and costs incurred in connection with such breach. The parties further agree that, in the event that any provision of Sections 13, 14, 15 and 16 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

18. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or OpCo, where control may be by either management authority, contract or equity interest.

(b) “Cause” means: the occurrence of any of the following events: (i) the willful failure by you to substantially perform your duties hereunder (other than any such failure due to your physical or mental illness), (ii) your engaging in willful and serious misconduct that has caused or is reasonably expected to result in injury to the Company or OpCo, (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a felony, or (iv) your breach of any of your obligations hereunder or under any other written agreement or covenants with the Company or OpCo or any of their Affiliates (including, without limitation, Bain) which breach results in or is reasonably expected to result in material harm to the Company or OpCo or any of their Affiliates (including, without limitation, Bain). The Company or OpCo need not provide written notice to you of any failure or breach that the Company or OpCo believes constitutes “Cause”, unless the Company or OpCo believes that such failure or breach constitutes “Cause” under (i) or (iv), in which case you will be provided written notice if in the Company’s and OpCo’s, as the case may be, sole determination such failure or breach is capable of cure. You will then be allowed fifteen (15) days to remedy the failure or breach and, if you remedy such failure or breach, such failure or breach will not be grounds for termination under this Agreement.

(c) “Confidential Information” means any and all information of the Company, OpCo and their Affiliates that is not generally known by others with whom they compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation confidential or proprietary trade secrets, customer lists, referral sources, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company, OpCo or any of their Affiliates or to the management of the Company, OpCo or any of their Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, OpCo or any of their Affiliates or (ii) that the Company, OpCo or any of their Affiliates may receive belonging to suppliers, customers, referral sources or others who do business with the Company, OpCo or any of their Affiliates.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas that are patentable or copyrightable or constitute trade secrets conceived, made, created or developed by you (whether alone or with others, whether or not during normal business hours or on or off Company or OpCo premises) during your service that relate to any products or services offered by the Company or OpCo or any prospective activity of the Company, OpCo or any of their Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company, OpCo or any of their Affiliates; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that you develop on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or OpCo, unless such invention relates at the time of conception or reduction to practice of the invention (i) to the business of the Company or OpCo, (ii) to the actual or demonstrably anticipated research or development of the Company or OpCo or (iii) results from any work performed by you for the Company or OpCo.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company, OpCo or any of their Affiliates.

19. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Entire Agreement. This Agreement, all exhibits to this Agreement, and all agreements referenced in this Agreement constitute the entire agreement between the parties, and supersedes all prior communications, agreements and understandings, written or oral, with respect to your employment, its termination and all related matters, excepting only your rights and obligations with respect to the securities of the Company, all of which shall remain in full force and effect according to their terms.

(c) Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of OpCo or, in the case of the Company or OpCo, at its principal place of business, attention of the General Counsel, or to such other address as either party may specify by notice to the other actually received.

(d) Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

(e) Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section 409A and Related Matters. Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that constitute nonqualified deferred compensation subject to Section 409A of the Code and that would (but for this provision) be payable within six (6) months following the date of termination will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death. For purposes of this Agreement, all references to “termination of service” and correlative phrases shall be construed (to the extent required to comply with Section 409A of the Code) to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i). It is the intent of the parties that the provisions of this Agreement comply with the requirements of, or the requirements for exemption from, Section 409A of the Code and analogous provisions of state law, but nothing herein shall be construed to give you any right to indemnification by or reimbursement from the Company, OpCo or any other person in the event of any failure or asserted failure of this Agreement so to comply.

(g) Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Assignment. Neither you, nor the Company nor OpCo may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company or OpCo may assign its rights and obligations under this Agreement to one of its Affiliates or to any Person with whom the Company or OpCo shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you, OpCo and the Company, and each of your and their respective successors, executors, administrators, heirs and permitted assigns.

(i) Survival. This Agreement shall survive the expiration of the Term hereof and the termination of your service hereunder under any circumstances to the extent necessary to give effect to its provisions.

[Remainder of page intentionally left blank.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. When you sign it, this letter will take effect as a legally-binding agreement under seal between and among you, the Company, OpCo and, for purposes of Section 5(g), Bain on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

CRC HEALTH GROUP, INC.	CRC HEALTH CORPORATION

By:	By:

Title:	Title:

For purposes of Section 5(g):

BAIN CAPITAL, LLC

By:

Title:

Accepted and Agreed:

Barry Karlin	Date

EXHIBIT A

RELEASE AGREEMENT

FOR AND IN CONSIDERATION OF the compensation and benefits to be provided to me pursuant to the letter agreement to which this Release Agreement is attached (the “Transition Agreement”), which are conditioned on my signing this Release Agreement and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge CRC Health Group, Inc. (the “Company”) and its subsidiary, CRC Health Corporation (“OpCo”) (collectively, the “Releasees”), their subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release Agreement, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I was previously employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates, each as amended from time to time).

In signing this Release if Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this release is intended to include in its effect, without limitation, all causes of action, rights and claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this release contemplates the extinguishment of such causes of action, rights and claims.

Excluded from the scope of this Release Agreement is (i) any claim arising after the effective date of this Release Agreement, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation (or Certificate of Incorporation) or By-Laws of the Company, or OpCo or any of their subsidiaries or other affiliates or pursuant to the Indemnity Agreement, dated as of February 8, 2002, between me and CRC Holding Corporation, (iii) any obligation arising out of the Transition Agreement, (iv) any right in and to any insurance policy owned, purchased or maintained by the Company, or OpCo, or any of their subsidiaries or affiliates, or covering any officer or director of the Company, or OpCo, or any of their subsidiaries or affiliates, including without limitation, any right to coverage, indemnification or defense under any applicable directors and officers insurance policy; (v) any right to any vested employee benefit (e.g., distribution from my 401(k)) to the fullest extent provided for in any plan; and (vi) any right in and to my equity in the Company and/or OpCo, including without limitation, the right to exercise my vested Rollover Option and Management Equity Option, and the right to sell my shares purchased on the exercise of one or both of these options, pursuant to the applicable governing documents and the Transition Agreement.

I acknowledge and agree that the payments provided under the Transition Agreement are in complete satisfaction of any and all compensation due to me from the Releasees, whether for services provided to the Releasees or otherwise, through the Transition Date and that, except as expressly provided in the Transition Agreement, no further compensation is owed to me pursuant to the Employment Agreement or otherwise. Capitalized terms not defined in this Release Agreement are defined in the Transition Agreement.

In signing this Release Agreement, I acknowledge my understanding that I may consider the terms of this Release Agreement for up to 21 days from the date I receive it and that I may not sign this Release Agreement until after the Transition Date. I also acknowledge that I am advised by the Releasees to seek the advice of an attorney prior to signing this Release Agreement; that I have had sufficient time to consider this Release Agreement and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release Agreement voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release Agreement, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release Agreement at any time within seven (7) days of the date of my signing by written notice to the Company’s General Counsel and that this Release Agreement will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release Agreement under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the compensation and benefits to be provided to me pursuant to the letter agreement to which this Release of Claims is attached (the “Transition Agreement”) in connection with my separation from service, which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge CRC Health Group, Inc. (the “Company”) and its subsidiary, CRC Health Corporation (“OpCo”) (collectively, the “Releasees”), their subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I was previously employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates, each as amended from time to time).

In signing this Release if Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this release is intended to include in its effect, without limitation, all causes of action, rights and claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this release contemplates the extinguishment of such causes of action, rights and claims.

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date of this Release of Claims, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation (or Certificate of Incorporation) or By-Laws of the Company, or OpCo or any of their subsidiaries or other affiliates or pursuant to the Indemnity Agreement, dated as of February 8, 2002, between me and CRC Holding Corporation, (iii) any obligation arising under Section 12(b) or 12(c) of the Transition Agreement, as applicable, (iv) any right in and to any insurance policy owned, purchased or maintained by the Company, or OpCo, or any of their subsidiaries or affiliates, or covering any officer or director of the Company, or OpCo, or any of their subsidiaries or affiliates, including without limitation, any right to coverage, indemnification or defense under any applicable directors and officers insurance policy; (v) any right to any vested employee benefit (e.g., distribution from my 401(k)) to the fullest extent provided for in any plan; and (vi) any right in and to my equity in the Company and/or OpCo, including without limitation, the right to exercise my vested Rollover Option and Management Equity Option, and the right to sell my shares purchased on the exercise of one or both of these options, pursuant to the applicable governing documents and the Transition Agreement.

I acknowledge and agree that the payments provided under the Transition Agreement are in complete satisfaction of any and all compensation due to me from the Releasees, whether for services provided to the Releasees or otherwise, through the date of the Separation and that, except as expressly provided in the Transition Agreement, no further compensation is owed to me pursuant to the Transition Agreement, Employment Agreement or otherwise. Capitalized terms not defined in this Release of Claims are defined in the Transition Agreement.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to 21 days from the date I receive it and that I may not sign this Release of Claims until after the Transition Date. I also acknowledge that I am advised by the Releasees to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company’s General Counsel and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: